Exhibit 10.56

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE ("Second Amendment") is entered into as of October 12, 2010, by and between 2929 SEVENTH ST., LLC, a California limited liability company ("Landlord") and Dynavax Technologies Corporation, a Delaware corporation ("Tenant"), with reference to the following facts:

A. Landlord and Tenant are parties to that certain lease dated as of January 7, 2004 (the "Original Lease"), which lease has been previously amended by that certain First Amendment to Lease dated as of May 21, 2004 (the "First Amendment") (the Original Lease, as so amended, being referred to herein as the "Lease"), pursuant to which Landlord leases to Tenant space currently containing approximately 67,521 rentable square feet (the "Original Premises"), consisting of Suite No. 100 ("Suite 100"), Suite No. 130 ("Suite 130") and Suite No. 200 ("Suite 200") in the building located at 2929 Seventh Street, Berkeley, California (the "Building"). Suite 100 currently contains approximately 47,000 rentable square feet.

B. Tenant desires to surrender a portion of Suite 100 to Landlord containing approximately 23,500 rentable square feet on the first (1st) floor of the Building as shown on Exhibit A hereto (the "Reduction Space") (the Original Premises, less the Reduction Space, is referred to herein as the "Remaining Premises"). Landlord is currently in negotiations with a third party tenant for the lease of the Reduction Space, and Landlord is willing to accept Tenant's surrender of the Reduction Space on the terms and conditions set forth herein. The reduction of the Reduction Space from Suite 100 is conditioned upon Landlord entering into a new lease with a third party tenant for the Reduction Space on or before October 15, 2010.

C. The Lease by its terms is scheduled to expire on September 30, 2014, and the parties desire to extend the Term, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

    Reduction of Space From Premises.

      Reduction Effective Date. Tenant shall vacate the Reduction Space in accordance with Article 12 of the Original Lease by no later than 8:00 a.m. on Monday, November 29, 2010 (the "Vacation Deadline"). Following Tenant's vacation of the Reduction Space in accordance with Article 12 of the Original Lease, Landlord shall (i) construct a demising wall separating the Reduction Space from the Remaining Premises (the "Demising Wall"), and (ii) prepare the Reduction Space for a third party tenant to occupy the Reduction Space. Landlord shall use commercially reasonable efforts to minimize the amount of dust and noise created in connection with such work. Tenant shall be responsible for the design and construction costs associated with demising the Reduction Space from the Remaining Premises (including but not limited to the costs of the Demising Wall, addition of doors, and HVAC modifications) in an amount of up to $125,000.00, and shall reimburse Landlord for such costs within ten (10) days following the date that Landlord delivers evidence of the amounts incurred by Landlord in connection therewith. As used herein, the Reduction Effective Date" shall be the earlier of (x) the date that a third party tenant commences paying rent in connection with the Reduction Space, and (y) April 1, 2011; provided, however, if Substantial Completion of Landlord's preparation work in the Reduction Space is delayed as a result of any act or omission of Tenant or a Force Majeure event, then the date set forth in clause (ii) above shall be extended on a day-for-day basis. Within fifteen (15) days following the Reduction Effective Date, Landlord and Tenant shall enter into an agreement (the form of which is attached hereto as Rider 1) confirming the Reduction Effective Date, the Rentable Area of the Premises, Tenant's Share, the Monthly Base Rent schedule, and any other applicable terms.

      Reduction. Effective as of the Reduction Effective Date, Suite 100 shall be decreased from 47,000 rentable square to approximately 23,500 rentable square feet by the elimination of the Reduction Space, and the Remaining Premises shall consist of approximately 44,021 rentable square feet. As of the Reduction Effective Date, (i)  the Lease shall be terminated with respect to the Reduction Space (subject to the survival of Tenant's indemnity obligations pursuant to Section 17.2 of the Original Lease), and (ii) the "Premises", as defined in the Lease, shall mean the Remaining Premises. Tenant acknowledges that Suite 100 may be remeasured following the construction of the Demising Wall, and the rentable area of Suite 100 and the Remaining Premises may change as a result of such remeasurement. Landlord hereby agrees that any remeasurement of Suite 100 shall be calculated in accordance with the "Standard Method For Measuring Floor Area in Office Buildings" approved June 7, 1996, by the American National Standards Institute and the Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996), as interpreted and applied by Landlord's measurement firm to the Building. Following any such remeasurement, the Rentable Area of the Premises (as such term is amended hereby) shall be set forth in the Reduction Effective Date Agreement in the form of Rider 1. Any figures in the Lease (as amended hereby) based on the Rentable Area of the Premises shall be appropriately adjusted.

      Holding Over. If Tenant shall holdover in the Reduction Space beyond the Vacation Deadline, then commencing on the date of the Vacation Deadline, Tenant shall be liable for Monthly Base Rent, additional Rent and other charges in connection with the Reduction Space pursuant to the terms of Article 13 of the Original Lease on a per square foot basis for the Reduction Space. Such holdover amount shall not limit Tenant's liability for consequential or other damages arising from Tenant's holding over nor shall it be deemed permission for Tenant to holdover in the Reduction Space.

      Shared Space. From and after the Reduction Effective Date and continuing through the Extended Termination Date (defined below), Tenant shall have the right to use those areas identified as "shared" space in Exhibit A (the "Shared Space"). Tenant shall share the use of the Shared Space with the occupant of the Reduction Space, and shall not prohibit or otherwise limit access to such Shared Space from the Reduction Space occupant. Notwithstanding anything herein to the contrary, Shared Space located in the Reduction Space shall constitute a part of the Premises, except with respect to Tenant's obligation to pay Rent therefor.

      Reduction Space Representation. Tenant represents that it has not made any assignment, sublease, transfer or conveyance of (i) the Lease or any interest therein, or (ii) in the Reduction Space, and further represents that there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action by any other party respecting, relating to or arising out of the Reduction Space. Tenant agrees to indemnify and hold Landlord harmless from and against all liabilities, expenses, claims, demands, judgments, damages or costs arising from the representations set forth in this Section 1(f), including without limitation, attorneys' fees. Tenant acknowledges that Landlord will be relying on this Second Amendment in entering into leases for the Reduction Space with other parties.

    Reduction Fee. Tenant shall pay to Landlord the amounts set forth in sections (a) and (b) below (collectively, the "Reduction Fee") pursuant to this Section 2 in consideration for Landlord's agreement to eliminate the Reduction Space from the Premises:

      Concurrently with Tenant's execution and delivery of this Second Amendment, Tenant shall pay to Landlord the sum of $58,750.00;

      An amount equal to $3,431.00 per month commencing on the Reduction Effective Date and continuing on the first (1st) day of each succeeding calendar month up to and including January 1, 2012 (each a "Reduction Fee Monthly Payment"), and the Lease is hereby amended as follows:

        References to "Monthly Base Rent" and "Rent" in the Original Lease shall be amended pursuant to Section 2(b) to include the Reduction Fee Monthly Payments.

        In the "Excess Rent" provision contained in Section 10.3 of the Original Lease, the following parenthetical shall be inserted in clause (i) after the words "Monthly Base Rent": "(excluding, however, any Reduction Fee Monthly Payments)".

        Sections 6.5, 10.2, 14.3, 15.2 and 16.5 of the Original Lease with respect to the abatement and/or reduction of Rent shall not apply to any Reduction Fee Monthly Payment.

        If (x) for any reason, the Termination Date occurs earlier than January 1, 2012, and (y) Tenant has not yet paid in full all of the Reduction Fee Monthly Payments required hereunder, then any and all Reduction Fee Monthly Payments not yet paid by Tenant shall immediately become due and payable as of the Termination Date.

    Tenant's Share. Effective as of the Reduction Effective Date, Tenant's Share of Rent Adjustments and Rent Adjustment Deposits shall be decreased appropriately to account for the elimination of the Reduction Space, subject to further adjustment that results from any remeasurement set forth in Section 1(b) above.

    Extension. The term of the Lease with respect to the Remaining Premises is hereby extended and shall expire on September 30, 2017 ("Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease. From and after the date hereof, references in the Lease to the "Expiration Date" shall mean the Extended Termination Date, and references to the "Term" shall mean the Term, as extended by this Second Amendment.

    Monthly Base Rent. Commencing as of the Reduction Effective Date and continuing through and including the Extended Termination Date, the schedule of Monthly Base Rent for the Remaining Premises shall be as follows:

Months of Term or Period	Monthly Base Rent for Suite 100**	Monthly Base Rent for Suites 130/200	Aggregate Monthly Base Rent for Remaining Premises
Reduction Effective Date* - August 30, 2011	$65,941.54	$30,628.92	$96,570.46
September 1, 2011 - August 30, 2012	$67,919.78	$31,547.79	$99,467.57
September 1, 2012 - August 30, 2013	$69,957.37	$32,494.22	$102,451.60
September 1, 2013 - August 30, 2014	$72,056.09	$33,469.05	$105,525.15
September 1, 2014 - August 30, 2015	$74,217.78	$34,473.12	$108,690.90
September 1, 2015 - August 30, 2016	$76,444.31	$35,507.32	$111,951.63
September 1, 2016 - September 30, 2017	$78,737.64	$36,572.54	$115,310.18

  *If the Reduction Effective Date is not the first day of a calendar month, Tenant shall pay the prorated amount of the aggregate Monthly Base Rent set forth above for the partial calendar month during which the Reduction Effective Date occurs pursuant to Article 3 of the Original Lease.

  ** The foregoing Monthly Base Rent figures are based on Suite 100 consisting of 23,500 rentable square feet following the Reduction Effective Date. If Landlord remeasures Suite 100 and determines that the rentable area of Suite 100 is not 23,500 rentable square feet, then the schedule for Monthly Base Rent shall be adjusted accordingly, and shall be set forth in the Reduction Effective Date Agreement attached hereto as Rider 1.

  All such Monthly Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

  Parking. Effective as of the Reduction Effective Date, the number of unreserved parking spaces that Tenant may use pursuant to Section 1.1(13) of the Original Lease, as amended by the First Amendment, shall be reduced from 202 to 132.

  Second Amendment Expansion Option. Section 1 (Expansion Option) of the Addendum to the Original Lease is hereby deleted therefrom, null and void and of no further force or effect. Notwithstanding the foregoing, Tenant shall have the right to expand the Premises (as such term is amended hereby) on the terms and conditions set forth in this Section 7.

      Generally; Exercise of Option. If during the period of the Term from the Reduction Effective Date up to and including the date that is six (6) months prior to the Extended Termination Date (i.e., March 31, 2017), Tenant is not then in Default under the Lease (as amended hereby), and has a demonstrable business need and demonstrable ability to pay the additional Rent to expand into space consisting of at least 10,000 rentable square feet of area more than the Rentable Area of the Premises, Tenant shall have the option (the "Second Amendment Expansion Option") to request to expand the Premises by providing Landlord at least six (6) months' prior written notice ("Second Amendment Expansion Notice") of the date when Tenant requires such larger space and shall specify the amount of space (the "Second Amendment Expansion Space") that Tenant desires. Tenant shall have no right to provide a Second Amendment Expansion Notice if Tenant is not in occupancy of all of the Premises (as such term is amended hereby) or if the Lease has been assigned (other than to a Tenant Affiliate). Landlord agrees to use reasonable efforts to locate the Second Amendment Expansion Space in the Building or a building owned by an affiliate of Landlord in the Richmond, Emeryville or West Berkeley area of comparable quality and fitness to the Building.

      Termination Right. Subject to the limitation set forth in Section 7(c) below, if Landlord and Tenant have not, within six (6) months following Landlord's receipt of the Second Amendment Expansion Notice (the "Expansion Negotiation Period"), agreed upon Second Amendment Expansion Space reasonably acceptable to Tenant with both parties working in good faith at all times, Tenant shall have the right to terminate the Lease by providing Landlord one hundred eighty (180) days prior written notice, and provided further that Tenant provide such termination notice within thirty (30) days following the expiration of the Expansion Negotiation Period.

      Second Amendment Expansion Space. If Landlord locates proposed Second Amendment Expansion Space during the Expansion Negotiation Period, Landlord shall notify Tenant ("Landlord's Notice") of the location of such space and shall provide Tenant with reasonable assurances that such proposed Second Amendment Expansion Space can be improved in the manner and time required by this Section 7. Tenant shall thereafter have twenty (20) business days within which to notify Landlord whether Tenant approves such proposed Second Amendment Expansion Space, which approval shall be in Tenant's sole discretion, and Tenant shall not be obligated to pay any penalty for rejecting the proposed Second Amendment Expansion Space set forth in the applicable Landlord's Notice. Notwithstanding anything in this Section 7 to the contrary, if Tenant rejects any proposed Second Amendment Expansion Space, such rejection must be reasonable in order for Tenant to exercise the termination right set forth in Section 7(b) above. If Tenant fails to approve any proposed Second Amendment Expansion Space within twenty (20) business days following the delivery of Landlord's Notice, Tenant shall be deemed to have rejected the proposed Second Amendment Expansion Space set forth in the applicable Landlord's Notice (with no penalty to Tenant), but in such event, Tenant shall have no right to exercise the termination right set forth in Section 7(b) above. If Tenant approves any such proposed Second Amendment Expansion Space, then Landlord and Tenant shall enter a Lease amendment as provided in Section 7(e) below. Notwithstanding the foregoing, the Monthly Base Rent rate payable with respect to a portion of the Second Amendment Expansion Space consisting of the same Rentable Area of the Premises as set forth in the Reduction Effective Date Agreement (the "Base Space") shall be equal to the Monthly Base Rent payable hereunder, and if the balance of the Term is less than forty-eight (48) months following the commencement date for the Second Amendment Expansion Space, the Term shall be automatically extended to ensure the balance of the Term is forty-eight (48) months following such commencement date. If such an automatic extension of the Term is required pursuant to the terms of the immediately preceding sentence, the Monthly Base Rent with respect to the Base Space shall automatically increase by three percent (3%) effective as of the date immediately following the Extended Termination Date, and shall increase by three percent (3%) every twelve (12) months. Landlord and Tenant acknowledge and agree the Base Space shall include the same proportion of laboratory and office space and the same ratio of offices to cubicles and Landlord shall, at Landlord's sole cost and expense, provide Tenant a "turn-key" buildout with respect to the Base Space reasonably comparable to the original Premises leased by Tenant under the Lease (as amended hereby). The Monthly Base Rent rate payable with respect to the balance of the Second Amendment Expansion Space ("Balance Space") shall be the "fair market rate" (i.e., the rate that a willing, comparable, new (i.e., non-renewal), non-equity tenant would pay, and that a willing landlord of comparable space in the local market of the Balance Space would accept at arms' length), determined in the manner set forth below. Monthly Base Rent and all additional Rent payable for the Second Amendment Expansion Space shall be payable in monthly installments in accordance with the terms and conditions of the Lease (as amended hereby), provided that Tenant's Share shall be appropriately adjusted. Landlord shall provide Tenant with a tenant improvement allowance, if any, consistent with the determination of the then current fair market rent for the Balance Space. Subject to Landlord's approval of Tenant's financial condition which approval shall not be unreasonably withheld, Landlord shall reasonably cooperate with Tenant to provide additional tenant improvement allowance which additional allowance would be amortized over the remaining term and repaid through an increase of Rent payable for the Second Amendment Expansion Space. The term for the Second Amendment Expansion Space shall commence on the later of (i) the date provided in Landlord's Notice (but no earlier than the date specified in Tenant's Second Amendment Expansion Notice) or (ii) unless waived by Tenant in writing, the date by which all of the following have occurred: (i) Landlord shall have Substantially Completed the design, construction and installation of tenant improvements in the Second Amendment Expansion Space as hereinafter provided; (ii) Landlord has delivered possession of the Second Amendment Expansion Space to Tenant; and (iii) Landlord has obtained approval of occupancy of the Second Amendment Expansion Space from the applicable governmental authorities.

      If Tenant properly exercises the Second Amendment Expansion Option, the initial Monthly Base Rent applicable to the Balance Space shall be determined in the following manner. Landlord shall advise Tenant in writing of Landlord's good faith, reasonable determination of the fair market rent (i.e., the rate that a willing, comparable, new (i.e., non-renewal), non-equity tenant would pay, and that a willing landlord of comparable space in the local market of the Balance Space would accept at arms' length) for the Balance Space ("Landlord's Fair Market Proposal") no less than forty five (45) days prior to the commencement of the term for the Second Amendment Expansion Space. Tenant's failure to disapprove in writing Landlord's Fair Market Proposal within ten (10) days shall be deemed to be a disapproval of Landlord's Fair Market Proposal. In the event Tenant disapproves in writing (or is deemed to have disapproved) Landlord's Fair Market Proposal, Landlord and Tenant shall attempt in good faith to agree upon the fair market rent within fifteen (15) days of Tenant's notice of or deemed disapproval. If after such fifteen (15) day period, Landlord and Tenant have not agreed in writing as to the fair market rent, the parties shall determine the fair market rent in accordance with the procedure set forth below.

        Within ten (10) days after the expiration of such fifteen (15) day period, Tenant shall notify Landlord of the name and address of the broker appointed to represent Tenant ("Tenant's Broker"). Tenant's Broker shall be licensed in the State of California, engaged in the brokerage business in the San Francisco-East Bay commercial real estate market for at least the immediately preceding five (5) years, and familiar with the real estate market in the Richmond, Berkeley and Emeryville area. Within ten (10) days of the appointment of Tenant's Broker, Tenant shall advise Landlord in writing of Tenant's Broker's good faith, reasonable determination of the fair market rent for the Balance Space as of the commencement of the term for such Second Amendment Expansion Space ("Tenant's Broker's Fair Market Proposal"). Landlord shall have ten (10) days after receipt of Tenant's Broker's Fair Market Proposal within which to approve or disapprove Tenant's Broker's Fair Market Proposal. In the event Landlord disapproves in writing Tenant's Broker's Fair Market Proposal, Landlord and Tenant shall attempt in good faith to agree upon the fair market rent within ten (10) days of Landlord's notice of disapproval. If after such ten (10) day period, Landlord and Tenant have not agreed in writing as to the fair market rent, the parties shall determine the fair market rent in accordance with the procedure set forth below.

        If Landlord and Tenant are unable to agree upon the fair market rent within such ten (10) day period, Landlord and Tenant shall, within ten (10) days thereafter, appoint a second broker meeting the qualifications set forth above with the added qualification that such second broker shall not have previously acted for either Landlord or Tenant. Within ten (10) days following the appointment of the second broker, the second broker shall deliver written determination of the fair market rent to Landlord and Tenant. If the second broker's determination of fair market rent falls between Landlord's Fair Market Proposal and Tenant's Broker's Fair Market Proposal, the second broker's determination shall be deemed to be the fair market rent for purposes of determining the initial Monthly Base Rent for the Balance Space. If the second broker's determination falls outside of Landlord's Fair Market Proposal and Tenant's Broker's Fair Market Proposal, whichever of Landlord's Fair Market Proposal and Tenant's Broker's Fair Market Proposal most closely reflects the fair market rent as determined by the second broker shall be deemed to be the fair market rent for purposes of determining the initial Monthly Base Rent for the Balance Space, and such determination shall be binding on both Landlord and Tenant. Tenant shall pay all costs, commissions and fees of Tenant's Broker in connection with such determination of the fair market rent. The costs and fees of the second broker shall be paid one-half by Landlord and one-half by Tenant.

        If the amount of the fair market rent has not been determined in accordance with this Section as of the commencement of the term for the Second Amendment Expansion Space, then Tenant shall pay the Monthly Base Rent for the Balance Space at the same rent per square foot as then provided in the Lease (as amended hereby) until the amount of the fair market rent for the Balance Space is determined. When such determination is made, Tenant shall pay any deficiency to Landlord, and Landlord shall pay any excess to Tenant, upon demand.

      Lease Amendment. Upon commencement of the term for the Second Amendment Expansion Space, the Second Amendment Expansion Space shall become the Premises for purposes of the Lease (as amended hereby). If Tenant is entitled to and properly exercises the Second Amendment Expansion Option, Landlord shall prepare a draft amendment (the "Second Amendment Expansion Amendment") for Tenant's approval to reflect the commencement date of the term for the Second Amendment Expansion Space, the expiration date of the term of the Lease (if applicable), and the changes in Monthly Base Rent, Rentable Area of the Premises, Tenant's Share, an improvement allowance, if any, and other appropriate terms. Tenant shall use reasonable efforts to execute and return the Second Amendment Expansion Amendment to Landlord within ten (10) days after receipt thereof. In the event the approved Second Amendment Expansion Space is located in a building owned by Landlord's affiliate and not Landlord, Landlord and Tenant shall in good faith execute the appropriate documents as may reasonably be required to carry out the terms and intent of this Section 7. Except with respect to any allowance provided by Landlord, if any, Tenant shall be responsible for all costs in connection with any expansion hereunder.

      Effect on Other Options. Notwithstanding anything to the contrary contained herein, as of the date that Landlord provides details of Second Amendment Expansion Space that is reasonably approved by Tenant thereafter, any then-unexercised right or option of Tenant to reduce the Premises under Section 8 below shall immediately be deemed terminated and of no further force or effect.

  Second Amendment Reduction Option.

      Generally. So long as Tenant is not in Default under the Lease (as amended hereby), Tenant shall have a one-time option (the "Second Amendment Reduction Option") to reduce the size of the Premises (as such term is amended hereby) by terminating the Lease with respect to (i) all of Suite 130, or (ii) all of Suite 200, or (iii) all or a portion of Suite 100 (as reduced under Section 1 above) that is greater than 10,000 rentable square feet. Notwithstanding anything herein to the contrary, unless Tenant elects to reduce the Premises by the reduction of all of Suite 100 (as reduced under Section 1 above), Tenant may not exercise the Second Amendment Reduction Option with respect to more than fifty percent (50%) of the Premises (as such term is amended hereby). If Tenant elects to exercise the Second Amendment Reduction Option with respect to a portion of Suite 100 (as reduced under Section 1 above), the remaining portion thereof must be "rentable" in terms of its size, configuration, accessibility and attractiveness, as reasonably determined by Landlord. If Tenant elects to exercise the Second Amendment Reduction Option, Tenant must deliver to Landlord written notice of such election (the "Second Amendment Reduction Notice") at least six (6) months prior to the proposed reduction date. Tenant's Second Amendment Reduction Notice must specify in reasonable detail the proposed location and configuration of the space proposed to be reduced (the "Second Amendment Reduction Space") and the proposed date of early termination of the Lease with respect to the applicable space (the "Reduction"); provided, however, in no event shall the Reduction occur before February 1, 2012.

      Reduction Costs. To the extent the Second Amendment Reduction Space is a portion of Suite 100 (as reduced under Section 1 above), any construction, alterations or improvements to the Premises necessitated by the Reduction (including but not limited to any design or construction work in connection with the demising of Suite 100) shall be performed by Landlord at Tenant's cost and expense using contractors selected by Landlord. Prior to the performance of any work referenced in the foregoing sentence, Landlord shall provide Tenant with a preliminary budget that states the anticipated costs of such work. Notwithstanding anything herein to the contrary, all reasonable costs incurred by Landlord in connection with the Reduction shall be paid by Tenant within ten (10) days following Landlord's demand therefor accompanied with supporting documentation, and Tenant shall surrender and vacate the Second Amendment Reduction Space in accordance with Article 12 of the Original Lease.

      Second Amendment Reduction Amendment. If Tenant is entitled to and properly exercises the Second Amendment Reduction Option, Landlord shall prepare a draft amendment (the "Second Amendment Reduction Amendment") reflecting changes in Monthly Base Rent, Rentable Area of the Premises, Tenant's Share, parking (i.e., reduced by three spaces per 1,000 rentable square feet being reduced) and other appropriate terms. Tenant shall use reasonable efforts to execute and return the Second Amendment Reduction Amendment to Landlord within ten (10) days after receipt thereof.

      Effect on Other Options. Notwithstanding anything to the contrary contained herein, as of the date Tenant delivers the Second Amendment Reduction Notice to Landlord, the Second Amendment Expansion Option set forth in Section 7 above shall immediately be deemed terminated and of no further force or effect.

  No Early Termination Right. Section 2 (Option to Terminate) of the Addendum to the Original Lease is hereby deleted therefrom, null and void and of no further force or effect.

  Representations. Each party represents to the other that it has full power and authority to execute this Second Amendment.

  Miscellaneous.

      This Second Amendment and the attached Exhibit A and Rider 1, which are hereby incorporated into and made a part of this Second Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

      Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

      In the case of any inconsistency between the provisions of the Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

      Submission of this Second Amendment by Landlord is not an offer to enter into this Second Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Second Amendment until Landlord has executed and delivered the same to Tenant.

      Capitalized terms used in this Second Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Second Amendment.

      Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Second Amendment. Tenant agrees to indemnify and hold Landlord harmless from all claims of any brokers claiming to have represented Tenant in connection with this Second Amendment.

      Each signatory of this Second Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

      Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times through and including the Extended Termination Date, remain in compliance with the regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

      This Second Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Second Amendment may be executed in so-called "pdf" format and each party has the right to rely upon a pdf counterpart of this Second Amendment signed by the other party to the same extent as if such party had received an original counterpart.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the day and year first above written.

LANDLORD:	2929 Seventh St, LLC, a California limited liability company By: /s/ Richard K. Robbins Richard K. Robbins Managing Member

TENANT:	Dynavax Technologies Corporation, a Delaware corporation By: /s/ Jennifer Lew Name: Jennifer Lew Title: Vice President, Finance

EXHIBIT A

REDUCTION SPACE

[ATTACHED]

RIDER 1

REDUCTION EFFECTIVE DATE AGREEMENT

2929 SEVENTH ST., LLC, a California limited liability company ("Landlord"), and Dynavax Technologies Corporation ("Tenant"), have entered into that certain Second Amendment to Lease dated as of _____________, 2010 (the "Second Amendment").

WHEREAS, Landlord and Tenant wish to confirm and memorialize the Reduction Effective Date and Term of the Lease as provided for in Section 4 of the Second Amendment;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Second Amendment, Landlord and Tenant agree as follows:

1. Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Second Amendment.

2. The Reduction Effective Date is ________________, 20___.

3. The Extended Expiration Date is September 30, 2017.

4. Tenant hereby confirms the following:

(a) That the Lease (as amended by the Second Amendment) is in full force and effect;

(b) the Rentable Area of the Premises is ___________ rentable square feet;

(c) Tenant's Share shall be ____%; and

(d) the Monthly Base Rent during the Term shall be as follows:
Months of Term or Period	Monthly Base Rent for Suite 100	Monthly Base Rent for Suites 130/200	Aggregate Monthly Base Rent for Remaining Premises
[Reduction Effective Date] - August 30, 2011		$$30,628.92	$
September 1, 2011 - August 30, 2012		$$31,547.79	$
September 1, 2012 - August 30, 2013		$$32,494.22	$
September 1, 2013 - August 30, 2014		$$33,469.05	$
September 1, 2014 - August 30, 2015		$$34,473.12	$
September 1, 2015 - August 30, 2016		$$35,507.32	$
September 1, 2016 - September 30, 2017		$$36,572.54	$

The parties have caused this Agreement to be entered into as of _____________, 20__.

TENANT:	DYNAVAX TECHNOLOGIES CORPORATION, a Delaware Corporation
By: Print Name: Its:

LANDLORD:	2929 SEVENTH ST., LLC, a California limited liability company
By: Print Name: Its: